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[FREEDOM SECURITIES CORPORATION LOGO]

                                                                   Exhibit 10.40

                              EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT (the "Agreement"), made as of this 4th day of January, 2000 is entered into between FREEDOM SECURITIES Corporation, a Delaware corporation with its principal place of business at One Beacon Street, Boston, Massachusetts (the "Company"), and Kenneth S. Klipper an individual, residing at Four Kings Road, Sharon, MA 02067 (the "Executive").

     In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

     1. TERM OF EMPLOYMENT. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, upon the terms set forth in this Agreement, for the period commencing on the date of this Agreement and ending on the January 4, 2001 (the "Expiration Date"), unless extended or sooner terminated in accordance with the provisions of this Agreement.

     2.   POSITION AND PERFORMANCE.

          2.1 OFFICE. The Executive shall serve as Executive Vice President, Chief Financial Officer of the Company. The Company shall take all action necessary to cause the Executive to be appointed to the Operating Committee of the Company as soon as reasonably possible.

          2.2 PERFORMANCE. During the term hereof, the Executive shall be employed by the Company on a full-time basis and shall perform and discharge (faithfully, diligently and to the best of his ability) his duties and responsibilities hereunder and shall be accountable to the Chief Executive Officer of the Company; provided, however, that Executive may pursue community and charitable activities and hold positions in connection therewith and such other activities as may be approved by the Chief Executive Officer of the Company, such approval not to be unreasonably withheld.

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     3.   COMPENSATION AND BENEFITS.

          3.1 SALARY. The Company shall pay the Executive a base salary of not less than $300,000 per annum rate of pay. In addition, the Employee shall be entitled to receive bonus compensation in an amount to be determined by the Chief Executive Officer of the Company, however, the Company agrees to pay the Employee a monthly bonus payment of $4,167. In no event shall the cash compensation (salary and bonus) paid to the Executive be less than $700,000 per annum rate of pay for the term of this Agreement. Base salary shall be payable in accordance with the payroll practices of the Company.

          3.2 STOCK OPTIONS. The Executive shall be granted options to purchase 50,000 shares of the Company's Common Stock at an exercise price equal to the closing sale price of the Company's Common Stock on the date of the Company's public announcement of the Executive's employment with the Company. The options shall not be exercisable prior to January 4, 2003, the third anniversary of the date of the grant, and thereafter, the options shall be exercisable in full. The stock options will be subject to the terms and conditions of the Company's 1998 Long-Term Incentive Plan.

          3.3 LOAN. The Company shall advance the Executive a loan in the amount of $500,000 which shall be forgiven at a rate of one-half per year on the first and second anniversaries of the loan pursuant to the terms of the promissory note (attached hereto and incorporated herein). In connection with and in addition to the forgiveness of the loan, the Company shall pay the Executive $50,000 on the first and second anniversaries of the loan provided the loan remains outstanding and the Executive remains employed by the Company. The payment of $50,000 is in addition to the cash compensation amount of $700,000 referenced in Section 3.1.

          3.3 (a) STOCK. The Company agrees to sell a certain number of shares, up to a maximum amount of $500,000, of it's Common Stock to the Executive at a price equal to the closing sale price of the Company's Common Stock on the date of the Company's public announcement of the Executive's employment with the Company.

          3.4 OTHER FRINGE BENEFITS. The Executive shall be entitled to participate in all benefit programs (including, without limitation, all life and disability insurance, health and, accident plans, retirement plans, stock incentive plans, and retention plans and other

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     arrangements) that the Company makes available to employees or key executives of the Company with the Executive's participation to be at a level consistent with the Executive's position with the Company. The Executive shall be entitled to three weeks paid vacation per year, to be taken at such times as he deems appropriate. The Executive shall be entitled to carry forward unused vacation pay and to cash out any unused vacation pay upon the termination of the Executive's employment. The benefits described in this Section 3.4 are hereinafter referred to as the "Benefits".

          3.5 REIMBURSEMENT OF EXPENSES. The Company shall promptly reimburse the Executive for reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of the Executive's duties, responsibilities or services under this Agreement upon presentation by the Executive of documentation, expense statements, vouchers and/or such other supporting information as the Company may request, provided, however, that the amount available for such travel, entertainment and other expenses may be fixed in advance by the Chief Executive Officer of the Company.

     4.   EMPLOYMENT TERMINATION.

          4.1 DATE OF TERMINATION: TERM OF EMPLOYMENT. The term "Date of Termination" shall mean the earlier of (i) the Expiration Date or (ii) if the Executive's employment is sooner terminated hereunder, the date on which such termination is to be effective pursuant to the terms hereof. For all purposes of this Agreement, references to the "term" of the Executive's employment hereunder shall mean the period commencing on the date hereof and ending on the Date of Termination.

          4.2 UPON DEATH OR DISABILITY. This Agreement shall terminate on the date of the death or disability of the Executive. As used in this Agreement, the term "disability" shall mean the inability of the Executive, due to a physical or mental disability, for a period of 180 consecutive days to perform the essential functions of the Executive's position which are contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both the Executive and the Company, provided that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be

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     binding on all parties. The fees and expenses of any and all such physicians shall be borne by the Company.

          4.3 BY THE COMPANY FOR CAUSE. This Agreement may be terminated by the Company for cause immediately upon written notice by the Company to the Executive setting forth the basis for such termination with particularity. For the purposes of this Section 4.3, "cause" for termination shall be limited to (i) a material failure of the Executive to perform the Executive's assigned duties for the Company or gross negligence or willful misconduct of the Executive in the performance of the Executive's assigned duties for the Company or any breach of any covenant contained in Section 6 or 7 hereof, in each case after notice and a reasonable opportunity to cure (if such act or failure shall be susceptible to cure) of not less than 30 days, and (ii) the indictment or conviction of the Executive of, or the entry of a pleading of guilty or nolo contendere by the Executive to, any felony or any crime involving fraud or deceit.

          4.4 AT THE ELECTION OF EITHER PARTY. This Agreement may be terminated by either the Company or the Executive at any time upon at least 30 days' prior written notice.

     5.   EFFECT OF TERMINATION.

          5.1 TERMINATION BY THE COMPANY FOR CAUSE OR TERMINATION BY EXECUTIVE PURSUANT TO SECTION 4.4. In the event that the Executive's employment is terminated for cause pursuant to Section 4.3 or the Executive shall terminate this Agreement pursuant to Section 4.4, the Company shall pay to the Executive his then-current salary through the Date of Termination.

          5.2 TERMINATION BY THE COMPANY WITHOUT CAUSE PURSUANT TO SECTION 4.4. In the event that the Executive's employment is terminated by the Company pursuant to Section 4.4 within two years of the Employee's employment date, the Company shall pay to the Executive the amount of $500,000 as severance in one lump sum within thirty (30) days of the Date of Termination. This amount is intended to be all inclusive of any compensation owed to the Executive at the time of termination.

          5.3 TERMINATION FOR DEATH OR DISABILITY. If the Executive's employment is terminated by death or because of disability pursuant to Section 4.2, the Company shall pay to the estate of the Executive or to the Executive, as the case may be, salary, bonus and other cash compensation at his minimum cash compensation per annum

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     rate of pay set forth in Section 3.1 up to the end of the month in which the termination of the Executive's employment because of death or disability occurs.

          5.4 SURVIVAL. The provisions of Sections 3.2, 3.3, 5, 6 and 7 shall survive the termination of this Agreement and remain in full force and effect.

     6.   NON-SOLICIT.

           (a) During the Non-solicit Period, the Executive will not:

               (i) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the brokerage or investment banking clients, customers or accounts of the Company or its subsidiaries.

               (ii) solicit any officer, senior manager or senior broker who was an employee of the Company or its subsidiaries at any time during the term of this Agreement to leave such employment.

          (b) For purposes of this Section 6, the term "Non-solicit Period" shall mean the period commencing on the Date of Termination and (i) ending twelve months after the date the Executive's employment is terminated by the Company pursuant to Section 4.4 or (ii) ending twelve months after the date the Executive terminates his employment pursuant to Section 4.4. This provision shall not apply to the Executive's termination by the Company pursuant to Section 4.3.

          (c) If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

          (d) The restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of the Company and its affiliates and are considered by the Executive to be reasonable for such purpose. The Executive agrees that any breach of this Section 6 could cause the Company and its affiliates substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company and its affiliates shall have the right to seek specific performance and injunctive relief. The Company agrees that it will seek specific

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     performance and injunctive relief on an interim basis and that the merits of the claim or dispute will be submitted to arbitration pursuant to
     Section 15.

     7.   UNAUTHORIZED DISCLOSURE OF CONFIDENTIAL INFORMATION.

          (a) CONFIDENTIALITY. The Executive acknowledges that the Company, its subsidiaries and its affiliates continually develop Confidential Information, that the Executive may develop Confidential Information for the Company or its affiliates and that the Executive may learn of Confidential Information during the course of his employment. The Executive will comply with the policies and procedures of the Company for protecting Confidential Information and, for the term hereof and thereafter, will not disclose to any person (except as required by any statutory or regulatory requirement or mandatory court order, subpoena or other legal process, and except to any person required for the proper performance of his duties and responsibilities to the Company and its affiliates), or use for his own benefit or gain or otherwise use in a manner adverse to the interests of the Company and its affiliates, any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its affiliates.

          (b) RETURN OF DOCUMENTS. All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company, its subsidiaries or its affiliates and any copies, in whole or in part, thereof (the "Documents"), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its affiliates. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Chief Executive Officer or his designee may specify, any Documents then in the Executive's possession or control.

          (c) ASSIGNMENT OF RIGHTS TO INTELLECTUAL PROPERTY. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns to the Company (or as otherwise directed by the Company) the Executive's full right, title and interest in and to all Intellectual Property now owned or hereafter acquired. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the
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     Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates shall be considered "work made for hire".

          (d) DEFINED TERMS. "Confidential Information" as used herein means any and all information of the Company and its subsidiaries that is not generally known by others with whom they compete or do business, or with whom they plan to compete or do business and any and all information, not publicly known, which, if disclosed, would assist in competition against the Company and its subsidiaries, or the disclosure of which would otherwise be adverse to the interests of the Company or any of its subsidiaries. Confidential Information also includes comparable information that the Company or any of its subsidiaries have received belonging to others or which was received by the Company or any of its subsidiaries with any understanding that it would not be disclosed; provided, however, that Confidential Information shall not include anything (i) that has been disclosed to the public (other than in connection with a breach by the Executive of his obligations hereunder), (ii) that has been obtained by the Executive from a third party otherwise than in violation of a confidentiality agreement to which such third party is bound, (iii) that has otherwise lawfully entered the public domain, or (iv) that has been obtained by the Executive in a lawful manner prior to his employment with the Company. "Intellectual Property" as used herein means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) relating to the business of the Company, its subsidiaries and its affiliates conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive's employment.

     8. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States mail, by registered or certified mail, postage prepaid, or via a reputable nationwide overnight courier service addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this
Section 8.

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     9.   INDEMNITY. The Company hereby agrees, to the maximum extent permitted from time to time under the law of the State of Delaware, to indemnify the Executive, and upon request shall advance expenses to the Executive if he shall become a party or is threatened to be made a party to, any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was or has agreed to be a director or hold any of such offices, against expenses (including attorneys' fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Company to indemnify the Executive against, or advance expenses to the Executive in connection with, any action, suit, proceeding or claim resulting from any breach of the Executive's duties hereunder that would permit the Company to terminate this Agreement for cause. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise.

     10. PRONOUNS. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

     11. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

     12. AMENDMENT. This Agreement may be amended or modified only by a written instrument executed by an Executive Vice President of the Company and the Executive.

     13. GOVERNING LAW. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts and without regard to the choice of law principles thereof.

     14. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, but in no event shall this Agreement be assignable by the Company without the prior written consent of the Executive to any corporation with which or into which the Company may be merged or which may succeed to its assets or business. The obligations of the Executive are personal and shall not be assigned by him.

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     15.  REMEDIES. Any claim or controversy arising out of or relating to this
Agreement, or the interpretation thereof, or the employment or termination of employment of the Executive shall be settled by arbitration under the then prevailing Constitution and Rules of the New York Stock Exchange, Inc. or the National Association of Securities Dealers, Inc. as the initial complaint may elect. Judgment based upon the decision of the arbitrators may be entered in any court having jurisdiction thereof.

     16.  MISCELLANEOUS.

          16.1 No delay or omission in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

          16.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

          16.3 In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

                                   FREEDOM SECURITIES CORPORATION


                                   By:
                                       ---------------------------------------
                                       Name:
                                       Title:

                                   By: /s/  Kenneth S. Klipper
                                       ---------------------------------------
                                         Kenneth S. Klipper